Exhibit 99.4

Board of Directors

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Members of the Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated December 4, 2011, to the Board of Directors of ITC Holdings Corp. (“ITC”), as Annex D to the proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of ITC filed on December 3, 2012 (the “Registration Statement”) and (ii) references made to our firm and such opinion in the Registration Statement under the headings “SUMMARY — Opinions of ITC’s Financial Advisors— Opinion of J.P. Morgan.” “RISK FACTORS — Risks Related to the Transactions,” “THE TRANSACTIONS — Background of the Merger,” “THE TRANSACTIONS — ITC’s Reasons for the Merger; Recommendation of ITC’s Board of Directors” and “THE TRANSACTIONS — Opinion of J.P. Morgan.” By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

December 3, 2012